Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 April 22, 2024
www.zionsbancorporation.com
First Quarter 2024 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 1Q24 Net Earnings of $143 million, diluted EPS of $0.96 compared with 1Q23 Net Earnings of $198 million, diluted EPS of $1.33, and 4Q23 Net Earnings of $116 million, diluted EPS of $0.78
FIRST QUARTER RESULTS

$0.96	$143 million	2.94%	10.4%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

FIRST QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $586 million, down 14%
	•	NIM was 2.94%, compared with 3.33%, up from 2.91% in the fourth quarter of 2023

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $226 million, down 33%; adjusted PPNR² was $242 million, down 29%
	•	Customer-related noninterest income remained flat at $151 million
	•	Noninterest expense was $526 million, up 3%, and included a $13 million FDIC special assessment accrual; adjusted noninterest expense² remained relatively stable at $511 million

Loans and Credit Quality	•	Loans and leases were $58.1 billion, up 3%
	•	The provision for credit losses was $13 million, compared with $45 million
	•	The allowance for credit losses was 1.27%, compared with 1.20%, of loans and leases
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.04%, compared with 0.00%
	•	Nonperforming assets[3] were $254 million, or 0.44%, compared with $173 million, or 0.31%, of loans and leases

Deposits and Borrowed Funds	•	Total deposits were $74.2 billion, up 7%
	•	Short-term borrowings, consisting primarily of secured borrowings, were $4.9 billion, compared with $12.1 billion

Capital	•	The estimated CET1 capital ratio was 10.4%, compared with 9.9%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “First quarter results continued to reflect the adverse impact on net interest income of the bank failures a year ago, with taxable-equivalent revenue down 11.3% from the prior year. We nevertheless saw incremental improvement in our net interest margin and earning asset growth, and adjusted operating expenses (which exclude an additional FDIC special assessment related to last year’s bank failures) increased a modest 0.4% from last year’s quarter.”
Mr. Simmons continued, “Although we experienced an increase in classified loans during the quarter, our commercial real estate portfolio continues to perform relatively well; classified loans in that portfolio increased only 7%, and we had a slight net recovery in previously charged-off CRE loans during the quarter. We continue to expect that ultimate realized loan losses will be very manageable over the remainder of the year, as indicated by annualized net charge-offs for the quarter which were a very low 0.04% of loans and leases.”
Mr. Simmons concluded, “Immediately following quarter end, we completed a very successful conversion of all the deposit accounts at Amegy Bank and Nevada State Bank to our new TCS BaNCS™ platform. We anticipate completing the conversion of substantially all remaining accounts later this summer, providing us the ability to post transactions to our core systems in real time, significantly improve internal processes, and better serve customers.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended March 31,
	2024	2023
Adjusted PPNR	$242	$341
Net charge-offs (recoveries)	$6	$—
Efficiency ratio	67.9%	59.9%
Weighted average diluted shares	147.3	148.0
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 16-17.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Interest and fees on loans	$865	$848	$726	$17	2%	$139	19%
Interest on money market investments	47	48	57	(1)	(2)	(10)	(18)
Interest on securities	142	144	137	(2)	(1)	5	4
Total interest income	1,054	1,040	920	14	1	134	15
Interest on deposits	376	395	82	(19)	(5)	294	NM
Interest on short- and long-term borrowings	92	62	159	30	48	(67)	(42)
Total interest expense	468	457	241	11	2	227	94
Net interest income	$586	$583	$679	$3	1	$(93)	(14)
				bps		bps
Yield on interest-earning assets[1]	5.25%	5.15%	4.49%	10		76
Rate paid on total deposits and interest-bearing liabilities[1]	2.34%	2.25%	1.17%	9		117
Cost of total deposits[1]	2.06%	2.06%	0.47%	—		159
Net interest margin[1]	2.94%	2.91%	3.33%	3		(39)
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income decreased $93 million, or 14%, in the first quarter of 2024, relative to the prior year period, as higher funding costs offset higher earning asset yields. The net interest margin was 2.94%, compared with 3.33%, and was up from 2.91% in the fourth quarter of 2023.
The yield on average interest-earning assets was 5.25% in the first quarter of 2024, an increase of 76 basis points, reflecting higher interest rates and a favorable mix change to higher yielding assets. The yield on average loans and leases increased 76 basis points to 6.06%, and the yield on average securities increased 38 basis points to 2.84% in the first quarter of 2024.
The rate paid on total deposits and interest-bearing liabilities was 2.34%, compared with 1.17% in the prior year quarter, and the cost of total deposits was 2.06%, compared with 0.47%, also reflecting the higher interest rate environment as well as reduced noninterest-bearing deposits.
Net interest income was also impacted by reduced interest-earning assets and an increase in interest-bearing liabilities. Average interest-earning assets decreased $2.2 billion, or 3%, from the prior year quarter, driven by declines of $2.5 billion and $1.5 billion in average securities and average money market investments, respectively. The decrease in average securities was primarily due to principal reductions. These decreases were partially offset by an increase of $1.8 billion in average loans and leases.
Average interest-bearing liabilities increased $6.0 billion, or 12%, from the prior year quarter, driven by an increase of $12.0 billion in average interest-bearing deposits, as customers moved from noninterest-bearing to interest-bearing products in response to the higher interest rate environment. This increase was partially offset by a decrease of $6.0 billion in average borrowed funds.

ZIONS BANCORPORATION, N.A.
Press Release – Page 3

Noninterest Income
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Commercial account fees	$44	$43	$43	$1	2%	$1	2%
Card fees	23	26	24	(3)	(12)	(1)	(4)
Retail and business banking fees	16	17	16	(1)	(6)	—	—
Loan-related fees and income	15	16	21	(1)	(6)	(6)	(29)
Capital markets fees	24	19	17	5	26	7	41
Wealth management fees	15	14	15	1	7	—	—
Other customer-related fees	14	15	15	(1)	(7)	(1)	(7)
Customer-related noninterest income	151	150	151	1	1	—	—
Fair value and nonhedge derivative income (loss)	1	(9)	(3)	10	NM	4	NM
Dividends and other income	6	8	11	(2)	(25)	(5)	(45)
Securities gains (losses), net	(2)	(1)	1	(1)	NM	(3)	NM
Total noninterest income	$156	$148	$160	$8	5	$(4)	(3)
Customer-related noninterest income remained flat at $151 million. An increase in capital markets fees, driven largely by improved real estate capital markets and securities underwriting activity, was partially offset by a decrease in loan-related fees and income, primarily due to higher gains on loan sales in the prior year period and a decline in loan servicing income resulting from the sale of associated mortgage servicing rights in the third quarter of 2023.
Dividends and other income decreased $5 million, primarily due to higher mark-to-market valuation adjustments related to servicing rights in the prior year quarter and a decrease in dividends on FHLB stock. Net securities gains decreased $3 million, due to a $4 million valuation loss associated with one of our equity investments in the current period. These decreases were offset by a $4 million increase in fair value and nonhedge derivative income, primarily due to credit valuation adjustments on client-related interest rate swaps.

Noninterest Expense
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Salaries and employee benefits	$331	$301	$339	$30	10%	$(8)	(2)%
Technology, telecom, and information processing	62	65	55	(3)	(5)	7	13
Occupancy and equipment, net	39	38	40	1	3	(1)	(3)
Professional and legal services	16	17	13	(1)	(6)	3	23
Marketing and business development	10	11	12	(1)	(9)	(2)	(17)
Deposit insurance and regulatory expense	34	109	18	(75)	(69)	16	89
Credit-related expense	7	7	6	—	—	1	17
Other	27	33	29	(6)	(18)	(2)	(7)
Total noninterest expense	$526	$581	$512	$(55)	(9)	$14	3
Adjusted noninterest expense [1]	$511	$489	$509	$22	4	$2	—
1 For information on non-GAAP financial measures, see pages 16-17.
Total noninterest expense increased $14 million, or 3%, relative to the prior year quarter. Deposit insurance and regulatory expense increased $16 million, driven largely by a $13 million accrual associated with an updated special assessment estimate by the FDIC during the current quarter. Technology, telecom, and information processing expense increased $7 million, or 13%, primarily due to increases in software amortization expenses associated with the replacement of our core loan and deposit banking system, as well as other related application software, license, and maintenance expenses. Salaries and employee benefits expense decreased $8 million, or 2%, primarily due to a decline in incentive compensation accruals.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4

Adjusted noninterest expense remained relatively flat at $511 million. The efficiency ratio was 67.9%, compared with 59.9%, primarily due to a decline in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-17.
BALANCE SHEET ANALYSIS

Investment Securities
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,209	$10,382	$10,961	$(173)	(2)%	$(752)	(7)%
Available-for-sale, at fair value	9,931	10,300	11,594	(369)	(4)	(1,663)	(14)
Trading account, at fair value	59	48	12	11	23	47	NM
Total investment securities, net of allowance	$20,199	$20,730	$22,567	$(531)	(3)	$(2,368)	(10)
Total investment securities decreased $2.4 billion, or 10%, to $20.2 billion at March 31, 2024, due largely to AFS and HTM principal reductions. The trading securities portfolio, comprised of municipal securities, totaled $59 million at March 31, 2024, compared with $12 million at March 31, 2023.
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. Our fixed-rate securities portfolio helps balance the inherent interest rate mismatch between loans and deposits and protects the economic value of shareholders' equity. At March 31, 2024, the estimated duration, which measures price sensitivity to interest rate changes, of our securities portfolio was 3.6 percent, compared with 4.1 percent at March 31, 2023. The decline was primarily due to the addition of fair value hedges of fixed-rate securities during the second quarter of 2023.

Loans and Leases
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Loans held for sale	$12	$53	$5	$(41)	(77)%	$7	NM
Loans and leases:
Commercial	$30,479	$30,588	$30,576	$(109)	—	$(97)	—%
Commercial real estate	13,578	13,371	12,898	207	2	680	5
Consumer	14,052	13,820	12,857	232	2	1,195	9
Loans and leases, net of unearned income and fees	58,109	57,779	56,331	330	1	1,778	3
Less allowance for loan losses	699	684	618	15	2	81	13
Loans and leases held for investment, net of allowance	$57,410	$57,095	$55,713	$315	1	$1,697	3
Unfunded lending commitments	$29,490	$29,716	$30,723	$(226)	(1)	$(1,233)	(4)
Loans and leases, net of unearned income and fees, increased $1.8 billion, or 3%, to $58.1 billion at March 31, 2024, relative to the prior year quarter. Consumer loans increased $1.2 billion from the prior year quarter, primarily in the 1-4 family residential portfolio, and commercial real estate loans increased $0.7 billion, primarily in the multi-family and industrial construction loan portfolios. Increased funding of construction lending commitments and a slower pace of loan payoffs contributed to growth in these portfolios. Unfunded lending commitments decreased $1.2 billion, or 4%, to $29.5 billion at March 31, 2024, primarily due to draws on existing commercial and consumer construction lending commitments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

Credit Quality
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Provision for credit losses	$13	$—	$45	$13	NM	$(32)	(71)%
Allowance for credit losses	736	729	678	7	1%	58	9%
Net loan and lease charge-offs (recoveries)	6	9	—	(3)	(33)	6	NM
Nonperforming assets[2]	254	228	173	26	11	81	47
Classified loans	966	825	912	141	17	54	6
	1Q24	4Q23	1Q23	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.27%	1.26%	1.20%	1		7
Annualized ratio of net loan and lease charge-offs to average loans	0.04%	0.06%	—%	(2)		4
Ratio of classified loans to total loans and leases	1.66%	1.43%	1.62%	23		4
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.44%	0.40%	0.31%	4		13
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
During the first quarter of 2024, we recorded a $13 million provision for credit losses, compared with a $45 million provision during the prior year period. The allowance for credit losses (“ACL”) was $736 million at March 31, 2024, compared with $678 million at March 31, 2023. The year-over-year increase in the ACL reflects declines in credit quality, incremental reserves associated with portfolio-specific risks including commercial real estate, and loan growth. The ratio of ACL to total loans and leases was 1.27% at March 31, 2024, compared with 1.20% at March 31, 2023.
Net loan and lease charge-offs totaled $6 million, compared with zero net charge-offs in the prior year quarter. Classified loans increased $54 million, or 6%. Nonperforming assets increased $81 million, or 47%, primarily in the commercial and industrial and term commercial real estate portfolios.

Deposits and Borrowed Funds
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions)	1Q24	4Q23	1Q23	$	%	$	%

Noninterest-bearing demand	$25,137	$26,244	$30,974	$(1,107)	(4)%	$(5,837)	(19)%
Interest-bearing:
Savings and money market	38,835	38,663	30,826	172	—	8,009	26
Time	5,972	5,619	2,024	353	6	3,948	NM
Brokered	4,293	4,435	5,384	(142)	(3)	(1,091)	(20)
Total interest-bearing	49,100	48,717	38,234	383	1	10,866	28
Total deposits	$74,237	$74,961	$69,208	$(724)	(1)	$5,029	7
Borrowed funds:
Federal funds purchased and other short-term borrowings	$4,895	$4,379	$12,124	$516	12	$(7,229)	(60)
Long-term debt	544	542	663	2	—	(119)	(18)
Total borrowed funds	$5,439	$4,921	$12,787	$518	11	$(7,348)	(57)
Total deposits increased $5.0 billion, or 7%, from the prior year quarter, as a $10.9 billion increase in interest-bearing deposits was partially offset by a $5.8 billion decrease in noninterest-bearing demand deposits, as customers moved to interest-bearing products in response to the higher interest rate environment.

ZIONS BANCORPORATION, N.A.
Press Release – Page 6

At March 31, 2024, customer deposits (excluding brokered deposits) totaled $69.9 billion, compared with $63.8 billion at March 31, 2023, and included approximately $7.5 billion of reciprocal deposits. Our loan-to-deposit ratio was 78%, compared with 81% in the prior year quarter.
Total borrowed funds, consisting primarily of secured borrowings, decreased $7.3 billion, or 57%, from the prior year quarter, due largely to an increase in interest-bearing deposits and a decrease in interest-earning assets. The decrease in long-term debt was due to the maturity of a senior note during the second quarter of 2023.

Shareholders’ Equity
				1Q24 - 4Q23		1Q24 - 1Q23
(In millions, except share data)	1Q24	4Q23	1Q23	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,705	1,731	1,715	(26)	(2)	(10)	(1)
Retained earnings	6,293	6,212	5,949	81	1	344	6
Accumulated other comprehensive income (loss)	(2,609)	(2,692)	(2,920)	83	3	311	11
Total shareholders’ equity	$5,829	$5,691	$5,184	$138	2	$645	12
Capital distributions:
Common dividends paid	$61	$61	$61	$—	—	$—	—
Bank common stock repurchased	35	—	50	35	NM	(15)	(30)
Total capital distributed to common shareholders	$96	$61	$111	$35	57	$(15)	(14)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,343	147,645	148,038	(302)	—%	(695)	—%
Common shares outstanding, at period end (in thousands)	147,653	148,153	148,100	(500)	—	(447)	—
The common stock dividend was $0.41 per share, unchanged from the first quarter of 2023. Common shares outstanding decreased 0.4 million from the first quarter of 2023, primarily due to common stock repurchases. During the first quarter of 2024, we repurchased 0.9 million common shares outstanding for $35 million, compared with 0.9 million common shares repurchased for $50 million during the prior year period.
Accumulated other comprehensive income (loss) (“AOCI”) was $2.6 billion at March 31, 2024, and largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.9 billion, an increase of 5%, compared with $6.6 billion in the prior year period. The estimated CET1 capital ratio was 10.4%, compared with 9.9%. Tangible book value per common share increased to $29.34, compared with $24.85, primarily due to an increase in retained earnings and an improvement in AOCI due largely to paydowns on securities. For more information on non-GAAP financial measures, see pages 16-17.

ZIONS BANCORPORATION, N.A.
Press Release – Page 7

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the first quarter results at 9:30 a.m. ET on April 22, 2024. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and using the meeting number 13745670, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $87 billion of total assets at December 31, 2023, and annual net revenue of $3.1 billion in 2023. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation, National Association and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, important factors that may cause material differences include:
•The quality and composition of our loan and securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political and economic conditions, including elevated inflation, economic slowdown or recession, or other economic challenges; changes in interest and reference rates, which could adversely affect our revenue and expenses, the value of assets and liabilities, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue; increases in bank fees, insurance assessments and capital standards; and other regulatory requirements;
•Competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services, and our ability to recruit and retain talent;

ZIONS BANCORPORATION, N.A.
Press Release – Page 8

•The impact of technological advancements, digital commerce, artificial intelligence, and other innovations affecting the banking industry;
•Our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology, information security systems and controls designed to guard against fraud, cybersecurity, and privacy risks;
•Our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services;
•Natural disasters, pandemics, catastrophic events and other emergencies and incidents and their impact on our and our customer’s operations and business and communities, including the increasing difficulty in, and the expense of, obtaining property, auto, business, and other insurance products;
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity, but not on our regulatory capital;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally;
•Protracted congressional negotiations and political stalemates regarding government funding and other issues, including those that increase the possibility of government shutdowns, downgrades in United States (“U.S.”) credit ratings, or other economic disruptions; and
•The effects of wars and geopolitical conflicts, such as the ongoing war between Russia and Ukraine, the war in the Middle East, and other local, national, or international disasters, crises, or conflicts that may occur in the future.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2023 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
BALANCE SHEET [1]
Loans held for investment, net of allowance	$57,410	$57,095	$56,212	$56,266	$55,713
Total assets	87,060	87,203	87,269	87,230	88,573
Deposits	74,237	74,961	75,399	74,323	69,208
Total shareholders’ equity	5,829	5,691	5,315	5,283	5,184
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$143	$116	$168	$166	$198
Net interest income	586	583	585	591	679
Taxable-equivalent net interest income [2]	596	593	596	602	688
Total noninterest income	156	148	180	189	160
Total noninterest expense	526	581	496	508	512
Pre-provision net revenue [2]	226	160	280	283	336
Adjusted pre-provision net revenue [2]	242	262	272	296	341
Provision for credit losses	13	—	41	46	45
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$0.96	$0.78	$1.13	$1.11	$1.33
Dividends	0.41	0.41	0.41	0.41	0.41
Book value per common share [1]	36.50	35.44	32.91	32.69	32.03
Tangible book value per common share [1,2]	29.34	28.30	25.75	25.52	24.85
Weighted average share price	41.03	35.95	34.67	27.51	45.57
Weighted average diluted common shares outstanding (in thousands)	147,343	147,645	147,653	147,696	148,038
Common shares outstanding (in thousands) [1]	147,653	148,153	148,146	148,144	148,100
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.70%	0.57%	0.80%	0.79%	0.91%
Return on average common equity	10.9%	9.2%	13.5%	13.8%	17.4%
Return on average tangible common equity [2]	13.7%	11.8%	17.3%	17.8%	22.7%
Net interest margin	2.94%	2.91%	2.93%	2.92%	3.33%
Cost of total deposits	2.06%	2.06%	1.92%	1.27%	0.47%
Efficiency ratio [2]	67.9%	65.1%	64.4%	62.5%	59.9%
Effective tax rate [3]	24.6%	16.0%	23.2%	22.6%	27.7%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.44%	0.39%	0.38%	0.29%	0.31%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.04%	0.06%	0.10%	0.09%	—%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.27%	1.26%	1.30%	1.25%	1.20%
Full-time equivalent employees	9,708	9,679	9,984	10,103	10,064
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	5.0%	4.9%	4.4%	4.4%	4.2%
Common equity tier 1 capital [4]	$6,920	$6,863	$6,803	$6,692	$6,582
Risk-weighted assets [4]	$66,824	$66,934	$66,615	$66,917	$66,274
Common equity tier 1 capital ratio [4]	10.4%	10.3%	10.2%	10.0%	9.9%
Tier 1 risk-based capital ratio [4]	11.0%	10.9%	10.9%	10.7%	10.6%
Total risk-based capital ratio [4]	12.9%	12.8%	12.8%	12.5%	12.4%
Tier 1 leverage ratio [4]	8.4%	8.3%	8.3%	8.0%	7.8%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-17.
3 The increase in the effective tax rate at March 31, 2023 and the decrease at December 31, 2023 was the result of changes in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$709	$716	$700	$701	$607
Money market investments:
Interest-bearing deposits	1,688	1,488	1,704	1,531	2,727
Federal funds sold and security resell agreements	894	937	1,427	781	688
Investment securities:
Held-to-maturity[1], at amortized cost	10,209	10,382	10,559	10,753	10,961
Available-for-sale, at fair value	9,931	10,300	10,148	10,832	11,594
Trading account, at fair value	59	48	31	32	12
Total securities, net of allowance	20,199	20,730	20,738	21,617	22,567
Loans held for sale	12	53	41	36	5
Loans and leases, net of unearned income and fees	58,109	57,779	56,893	56,917	56,331
Less allowance for loan losses	699	684	681	651	618
Loans held for investment, net of allowance	57,410	57,095	56,212	56,266	55,713
Other noninterest-bearing investments	922	950	929	956	1,169
Premises, equipment and software, net	1,396	1,400	1,410	1,414	1,411
Goodwill and intangibles	1,057	1,059	1,060	1,062	1,063
Other real estate owned	6	6	7	3	6
Other assets	2,767	2,769	3,041	2,863	2,617
Total assets	$87,060	$87,203	$87,269	$87,230	$88,573
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$25,137	$26,244	$26,733	$28,670	$30,974
Interest-bearing:
Savings and money market	38,879	38,721	37,090	33,394	30,897
Time	10,221	9,996	11,576	12,259	7,337
Total deposits	74,237	74,961	75,399	74,323	69,208
Federal funds purchased and other short-term borrowings	4,895	4,379	4,346	5,513	12,124
Long-term debt	544	542	540	538	663
Reserve for unfunded lending commitments	37	45	57	60	60
Other liabilities	1,518	1,585	1,612	1,513	1,334
Total liabilities	81,231	81,512	81,954	81,947	83,389
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,705	1,731	1,726	1,722	1,715
Retained earnings	6,293	6,212	6,157	6,051	5,949
Accumulated other comprehensive income (loss)	(2,609)	(2,692)	(3,008)	(2,930)	(2,920)
Total shareholders’ equity	5,829	5,691	5,315	5,283	5,184
Total liabilities and shareholders’ equity	$87,060	$87,203	$87,269	$87,230	$88,573
[1] Held-to-maturity (fair value)	$10,105	$10,466	$10,049	$10,768	$11,210
[2] Common shares (issued and outstanding)	147,653	148,153	148,146	148,144	148,100

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income:
Interest and fees on loans	$865	$848	$831	$791	$726
Interest on money market investments	47	48	35	48	57
Interest on securities	142	144	144	138	137
Total interest income	1,054	1,040	1,010	977	920
Interest expense:
Interest on deposits	376	395	366	220	82
Interest on short- and long-term borrowings	92	62	59	166	159
Total interest expense	468	457	425	386	241
Net interest income	586	583	585	591	679
Provision for credit losses:
Provision for loan losses	21	12	44	46	46
Provision for unfunded lending commitments	(8)	(12)	(3)	—	(1)
Total provision for credit losses	13	—	41	46	45
Net interest income after provision for credit losses	573	583	544	545	634
Noninterest income:
Commercial account fees	44	43	43	45	43
Card fees	23	26	26	25	24
Retail and business banking fees	16	17	17	16	16
Loan-related fees and income	15	16	23	19	21
Capital markets fees	24	19	18	27	17
Wealth management fees	15	14	15	14	15
Other customer-related fees	14	15	15	16	15
Customer-related noninterest income	151	150	157	162	151
Fair value and nonhedge derivative income (loss)	1	(9)	7	1	(3)
Dividends and other income (loss)	6	8	12	26	11
Securities gains (losses), net	(2)	(1)	4	—	1
Total noninterest income	156	148	180	189	160
Noninterest expense:
Salaries and employee benefits	331	301	311	324	339
Technology, telecom, and information processing	62	65	62	58	55
Occupancy and equipment, net	39	38	42	40	40
Professional and legal services	16	17	16	16	13
Marketing and business development	10	11	10	13	12
Deposit insurance and regulatory expense	34	109	20	22	18
Credit-related expense	7	7	6	7	6
Other	27	33	29	28	29
Total noninterest expense	526	581	496	508	512
Income before income taxes	203	150	228	226	282
Income taxes	50	24	53	51	78
Net income	153	126	175	175	204
Preferred stock dividends	(10)	(10)	(7)	(9)	(6)
Net earnings applicable to common shareholders	$143	$116	$168	$166	$198
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,338	147,640	147,648	147,692	148,015
Diluted shares (in thousands)	147,343	147,645	147,653	147,696	148,038
Net earnings per common share:
Basic	$0.96	$0.78	$1.13	$1.11	$1.33
Diluted	0.96	0.78	1.13	1.11	1.33

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial:
Commercial and industrial	$16,519	$16,684	$16,341	$16,622	$16,500
Leasing	388	383	373	388	385
Owner occupied	9,295	9,219	9,273	9,328	9,317
Municipal	4,277	4,302	4,221	4,354	4,374
Total commercial	30,479	30,588	30,208	30,692	30,576
Commercial real estate:
Construction and land development	2,686	2,669	2,575	2,498	2,313
Term	10,892	10,702	10,565	10,406	10,585
Total commercial real estate	13,578	13,371	13,140	12,904	12,898
Consumer:
Home equity credit line	3,382	3,356	3,313	3,291	3,276
1-4 family residential	8,778	8,415	8,116	7,980	7,692
Construction and other consumer real estate	1,321	1,442	1,510	1,434	1,299
Bankcard and other revolving plans	439	474	475	466	459
Other	132	133	131	150	131
Total consumer	14,052	13,820	13,545	13,321	12,857
Total loans and leases	$58,109	$57,779	$56,893	$56,917	$56,331

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Nonaccrual loans [1]	$248	$222	$216	$162	$171
Other real estate owned	6	6	3	2	2
Total nonperforming assets	$254	$228	$219	$164	$173
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.44%	0.39%	0.38%	0.29%	0.31%
Accruing loans past due 90 days or more	$3	$3	$16	$7	$2
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.01%	0.03%	0.01%	—%
Nonaccrual loans and accruing loans past due 90 days or more	$251	$225	$232	$169	$173
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.44%	0.40%	0.41%	0.30%	0.31%
Accruing loans past due 30-89 days	$77	$86	$86	$59	$79
Classified loans	966	825	769	768	912
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Allowance for Loan and Lease Losses
Balance at beginning of period	$684	$681	$651	$618	$572
Provision for loan losses	21	12	44	46	46
Loan and lease charge-offs	14	13	20	22	7
Less: Recoveries	8	4	6	9	7
Net loan and lease charge-offs (recoveries)	6	9	14	13	—
Balance at end of period	$699	$684	$681	$651	$618
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.20%	1.18%	1.20%	1.14%	1.10%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	282%	308%	342%	402%	361%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.04%	0.06%	0.10%	0.09%	—%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$45	$57	$60	$60	$61
Provision for unfunded lending commitments	(8)	(12)	(3)	—	(1)
Balance at end of period	$37	$45	$57	$60	$60
Allowance for Credit Losses
Allowance for loan losses	$699	$684	$681	$651	$618
Reserve for unfunded lending commitments	37	45	57	60	60
Total allowance for credit losses	$736	$729	$738	$711	$678
Ratio of ACL to loans[1] and leases outstanding, at period end	1.27%	1.26%	1.30%	1.25%	1.20%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Loans held for sale	$—	$—	$17	$—	$—
Commercial:
Commercial and industrial	$110	$82	$59	$71	$77
Leasing	2	2	—	—	—
Owner occupied	20	20	27	29	33
Municipal	—	—	—	—	—
Total commercial	132	104	86	100	110
Commercial real estate:
Construction and land development	1	22	22	—	—
Term	42	39	40	13	16
Total commercial real estate	43	61	62	13	16
Consumer:
Home equity credit line	27	17	16	12	11
1-4 family residential	44	40	35	37	34
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	—	—	—	—
Other	1	—	—	—	—
Total consumer	73	57	51	49	45
Total nonaccrual loans	$248	$222	$216	$162	$171

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial:
Commercial and industrial	$4	$7	$8	$14	$(2)
Leasing	—	—	—	—	—
Owner occupied	—	—	(1)	—	(1)
Municipal	—	—	—	—	—
Total commercial	4	7	7	14	(3)
Commercial real estate:
Construction and land development	(1)	—	1	—	—
Term	—	—	2	—	—
Total commercial real estate	(1)	—	3	—	—
Consumer:
Home equity credit line	—	—	2	—	(1)
1-4 family residential	1	—	—	(2)	2
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	2	2	1	2
Other	1	—	—	—	—
Total consumer loans	3	2	4	(1)	3
Total net charge-offs (recoveries)	$6	$9	$14	$13	$—

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,447	5.71%	$1,590	5.52%	$2,724	4.72%
Federal funds sold and security resell agreements	1,826	5.89%	1,704	5.91%	2,081	5.02%
Total money market investments	3,273	5.81%	3,294	5.72%	4,805	4.85%
Securities:
Held-to-maturity	10,277	2.25%	10,448	2.22%	11,024	2.28%
Available-for-sale	10,067	3.45%	10,013	3.48%	11,824	2.62%
Trading account	33	4.27%	39	4.80%	21	4.01%
Total securities	20,377	2.84%	20,500	2.84%	22,869	2.46%
Loans held for sale	56	6.80%	32	5.77%	5	0.26%
Loans and leases:[2]
Commercial	30,482	5.95%	30,219	5.81%	30,678	5.03%
Commercial real estate	13,504	7.29%	13,264	7.19%	12,876	6.59%
Consumer	13,921	5.10%	13,662	5.02%	12,599	4.62%
Total loans and leases	57,907	6.06%	57,145	5.94%	56,153	5.30%
Total interest-earning assets	81,613	5.25%	80,971	5.15%	83,832	4.49%
Cash and due from banks	710		739		543
Allowance for credit losses on loans and debt securities	(685)		(681)		(576)
Goodwill and intangibles	1,058		1,060		1,064
Other assets	5,274		5,644		5,624
Total assets	$87,970		$87,733		$90,487
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$38,044	2.73%	$37,941	2.71%	$32,859	0.77%
Time	9,777	4.81%	11,132	4.84%	2,934	2.68%
Total interest-bearing deposits	47,821	3.16%	49,073	3.19%	35,793	0.92%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,748	5.38%	1,774	5.38%	5,614	4.65%
Other short-term borrowings	4,931	4.98%	2,282	5.16%	6,952	4.89%
Long-term debt	543	5.99%	541	6.06%	653	6.85%
Total borrowed funds	7,222	5.15%	4,597	5.35%	13,219	4.88%
Total interest-bearing liabilities	55,043	3.42%	53,670	3.38%	49,012	1.99%
Noninterest-bearing demand deposits	25,537		26,851		34,363
Other liabilities	1,661		1,792		2,058
Total liabilities	82,241		82,313		85,433
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	5,289		4,980		4,614
Total shareholders’ equity	5,729		5,420		5,054
Total liabilities and shareholders’ equity	$87,970		$87,733		$90,487
Spread on average interest-bearing funds		1.83%		1.77%		2.50%
Impact of net noninterest-bearing sources of funds		1.11%		1.14%		0.83%
Net interest margin		2.94%		2.91%		3.33%
Memo: total cost of deposits		2.06%		2.06%		0.47%
Memo: total deposits and interest-bearing liabilities	$80,580	2.34%	$80,521	2.25%	$83,375	1.17%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net earnings applicable to common shareholders (GAAP)		$143	$116	$168	$166	$198
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$144	$117	$169	$167	$199
Average common equity (GAAP)		$5,289	$4,980	$4,938	$4,818	$4,614
Average goodwill and intangibles		(1,058)	(1,060)	(1,061)	(1,063)	(1,064)
Average tangible common equity (non-GAAP)	(b)	$4,231	$3,920	$3,877	$3,755	$3,550
Number of days in quarter	(c)	91	92	92	91	90
Number of days in year	(d)	366	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	13.7%	11.8%	17.3%	17.8%	22.7%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 8.4%, 6.7%, 9.9%, 10.0%, and 12.3% for the periods presented, respectively.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total shareholders’ equity (GAAP)		$5,829	$5,691	$5,315	$5,283	$5,184
Goodwill and intangibles		(1,057)	(1,059)	(1,060)	(1,062)	(1,063)
Tangible equity (non-GAAP)	(a)	4,772	4,632	4,255	4,221	4,121
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$4,332	$4,192	$3,815	$3,781	$3,681
Total assets (GAAP)		$87,060	$87,203	$87,269	$87,230	$88,573
Goodwill and intangibles		(1,057)	(1,059)	(1,060)	(1,062)	(1,063)
Tangible assets (non-GAAP)	(c)	$86,003	$86,144	$86,209	$86,168	$87,510
Common shares outstanding (in thousands)	(d)	147,653	148,153	148,146	148,144	148,100
Tangible equity ratio (non-GAAP) [1]	(a/c)	5.5%	5.4%	4.9%	4.9%	4.7%
Tangible common equity ratio (non-GAAP)	(b/c)	5.0%	4.9%	4.4%	4.4%	4.2%
Tangible book value per common share (non-GAAP)	(b/d)	$29.34	$28.30	$25.75	$25.52	$24.85
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allows for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Noninterest expense (GAAP)	(a)	$526	$581	$496	$508	$512
Adjustments:
Severance costs		—	—	—	13	1
Amortization of core deposit and other intangibles		2	2	2	1	2
Restructuring costs		—	—	1	—	—
FDIC special assessment		13	90	—	—	—
Total adjustments	(b)	15	92	3	14	3
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$511	$489	$493	$494	$509

Net interest income (GAAP)	(d)	$586	$583	$585	$591	$679
Fully taxable-equivalent adjustments	(e)	10	10	11	11	9
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	596	593	596	602	688
Noninterest income (GAAP)	(g)	156	148	180	189	160
Combined income (non-GAAP)	(h)=(f+g)	752	741	776	791	848
Adjustments:
Fair value and nonhedge derivative income (loss)		1	(9)	7	1	(3)
Securities gains (losses), net		(2)	(1)	4	—	1
Total adjustments [1]	(i)	(1)	(10)	11	1	(2)
Adjusted taxable-equivalent revenue (non-GAAP)	(j)=(h-i)	$753	$751	$765	$790	$850

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$226	$160	$280	$283	$336
Adjusted PPNR (non-GAAP)	(j)-(c)	242	262	272	296	341
Efficiency ratio (non-GAAP)	(c/j)	67.9%	65.1%	64.4%	62.5%	59.9%
1 Excluding the $13 million gain on sale of bank-owned premises recorded in dividends and other income, the efficiency ratio for the three months ended June 30, 2023 would have been 63.6%.